Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS
2008 FINANCIAL RESULTS
Annual Revenues Up $4.9 Million from 2007

ISELIN, NJ,  March 12, 2009 - Middlesex Water Company (NASDAQ:MSEX) a provider of water, wastewater and related services in New Jersey and Delaware, today announced operating revenue of $91.0 million for the year ended December 31, 2008, compared to operating revenue of $86.1 million in 2007. Net income for the year ended December 31, 2008 was $12.2 million, up from $11.8 million for the same period in 2007. Earnings applicable to common stock for the year ended December 31, 2008, were $12.0 million, or $0.90 per basic share, compared with $11.6 million, or $0.88 per basic share, in 2007. On a fully diluted basis, earnings per share were $0.89 for 2008, compared to $0.87 per share in 2007.
Middlesex Water President and Chief Executive Officer Dennis W. Doll said, “Despite the deepening uncertainties and volatility in the marketplace, we were able to achieve moderate growth in revenues, customers and earnings per share in 2008. Revenues in our Middlesex system increased as a result of rate relief implemented in late 2007. We realized improved water sales in our Delaware system, Tidewater Utilities, Inc. and our regulated wastewater operations in Delaware contributed to increased revenues due to customer growth. Although we are seeing some impact from our nation’s economic challenges on the business in the form of moderately reduced water consumption for industrial, commercial and residential purposes, we remain focused on maintaining operational integrity and continuing to improve service to customers through investments in infrastructure and technology. Our mature regulatory model, reasonably predictable revenue stream and stable customer base are all elements of stability in an otherwise unstable economic environment,” he added.

2008 Operating Results
Consolidated operating revenues rose $4.9 million, or 5.7% over the same period in 2007. Revenues in our Middlesex system increased by $4.2 million as result of a 9.1% base rate increase implemented in October 2007. Middlesex revenues decreased $1.1 million due to lower consumption by our customers during 2008.  In Delaware, water sales improved by $0.8 million.  We realized additional revenue of $1.2 million as a result of an additional 12% base rate increase granted to Tidewater in February 2007 and additional Distribution System Improvement Charge increases approved in January and July 2008. Revenues from regulated wastewater operations increased $0.2 million due to customer growth.
Fees charged for initial connection to our DE water system were $0.4 million lower in 2008. This is attributed to a slowing of new residential and commercial development in our Delaware service territories.  Fees for managing the City of Perth Amboy water and wastewater systems were $0.5 million higher than the same period in 2007, due mostly to scheduled fixed fee increases inherent in the contract.  Revenues from regulated wastewater operations in DE increased $0.2 million due to customer growth.

Total operations and maintenance expenses for the year ended December 31, 2008 increased $2.7 million, or 5.8%, from 2007 largely due to labor and benefits costs, which increased $1.3 million. Water production costs were $0.3 million higher in 2008, over 2007. The cost to operate wastewater facilities in Delaware increased by $0.3 million as a result of an increased number of wastewater treatment facilities in operation in Delaware. Costs for service claims under our water and sewer line maintenance program were $0.1 million higher due in part to a 9.4% increase in the number of subscribers in the program during 2008.
Depreciation expense for 2008 rose by $0.4 million or 5.1% due to a higher level of utility plant in service. Other taxes increased by $0.5 million generally reflecting additional taxes on higher taxable gross revenues, payroll and real estate.

Fourth Quarter 2008
 For the three month period ended December 31, 2008, operating revenues increased to $21.5 million, up from $21.2 million, for the same period in 2007. This increase was largely due to rate relief, customer growth and increased water consumption in our Delaware system. Total operating expenses increased to $17.0 million, up from $16.3 million for the same period in 2007.
Net income decreased to $1.9 million, down from $2.6 million, in 2007. The decrease of $0.7 million was primarily due to the sale of certain water service rights in Delaware in 2007, that were not expected to recur in 2008, and increased labor and benefits costs including a reduction in the cash surrender value of life insurance policies due to financial market conditions.

Company Quarterly Dividend
Middlesex Water paid a quarterly dividend of $0.1775 per share on the Common Stock on March 2, 2009, to stockholders of record as of February 13, 2009. The Company has paid cash dividends in varying amounts continually since 1912.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc.  Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc.  The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates small water and wastewater systems under contract on a non-regulated basis in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent, quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In thousands except per share amounts)

	Years Ended December 31,
	2008	2007	2006

Operating Revenues	$91,038	$86,114	$81,061

Operating Expenses:
Operations	44,782	42,117	39,799
Maintenance	4,147	4,123	3,546
Depreciation	7,922	7,539	7,060
Other Taxes	10,168	9,664	9,338

Total Operating Expenses	67,019	63,443	59,743

Operating Income	24,019	22,671	21,318

Other Income (Expense):
Allowance for Funds Used During Construction	667	537	632
Other Income	906	1,153	160
Other Expense	(271)	(163)	(18)

Total Other Income, net	1,302	1,527	774

Interest Charges	7,057	6,619	7,012

Income before Income Taxes	18,264	17,579	15,080

Income Taxes	6,056	5,736	5,041

Net Income	12,208	11,843	10,039

Preferred Stock Dividend Requirements	218	248	248

Earnings Applicable to Common Stock	$11,990	$11,595	$9,791

Earnings per share of Common Stock:
Basic	$0.90	$0.88	$0.83
Diluted	$0.89	$0.87	$0.82

Average Number of
Common Shares Outstanding :
Basic	13,317	13,203	11,844
Diluted	13,615	13,534	12,175

Cash Dividends Paid per Common Share	$0.703	$0.693	$0.683